Exhibit 99.1

NEWS FROM:

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286‑1307

GRIFFIN ANNOUNCES CLOSING ON BUILDING ACQUISITION

NEW YORK, NEW YORK (February 21, 2020) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that it closed on the acquisition (the “Acquisition”) of an approximately 108,000 square foot fully leased industrial/warehouse building (the “Building”) in Orlando, Florida, Griffin’s second industrial/warehouse property in Orlando. The Building’s approximately $7.9 million purchase price was paid in cash at closing using proceeds from Griffin’s acquisition line of credit and cash on hand. Griffin expects to obtain a long-term mortgage loan on the Building. This Acquisition increases Griffin’s total real estate portfolio to 41 buildings aggregating approximately 4,570,000 square feet, with 91% of the square footage being industrial/warehouse space. Within the next thirty days and upon the satisfactory conclusion of due diligence, Griffin expects to close on the acquisition of an approximately 68,000 square foot mostly vacant industrial/warehouse building in Orlando, Florida that is currently under agreement.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin’s beliefs and expectations regarding obtaining a long-term mortgage loan on the Building and completion of the purchase of the approximately 68,000 square foot industrial/warehouse building that is currently under agreement. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin’s Annual Report on Form 10‑K for the fiscal year ended November 30, 2019. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.